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                                                                   EXHIBIT 10.21

                      AMENDMENT NO. 1 to SUPPLY AGREEMENT
                      -----------------------------------
                  BETWEEN GRUPO IUSACELL CELULAR S.A. DE C.V.
                  -------------------------------------------
                    AND METAWAVE COMMUNICATIONS CORPORATION
                    ---------------------------------------


This Amendment No. 1 is made as of August 16, 2000 to the Supply Agreement by and between Grupo Iusacell Celular S.A. de C.V . ("Customer") (previously named Grupo Iusacell S.A. de C.V.) and Metawave Communications Corporation ("Seller"), dated December 17, 1999 (the "Agreement"). All defined terms used in this Amendment shall have the same meanings as in the Agreement, unless otherwise indicated.

WHEREAS, Customer has agreed to purchase [*] of Products from Seller for delivery by [*] pursuant to the Agreement;

WHEREAS, Seller has agreed to provide to Customer amended financial terms for payment of those Products, provided that [*]

WHEREAS both parties wishes to amend several Sections of the Agreement in order to read as follows.

NOW, THEREFORE, THE PARTIES AGREE:

1.   Section 3(e) of the Agreement is replaced in its entirety by the following:

     Customer may cancel or delay delivery of Products contained in any Purchase Order or Change Order prior to Seller's shipment of the Products subject to the terms herein. Any such cancellation or delay must be made by written notification to Seller. Customer may delay the delivery date for any Products on any Purchase Order or Change Order, provided that such delay shall not exceed [*] days. Customer endeavors not to cancel or delay any Purchase Order or Change Order with less than [*] days written notice from the delivery date specified in the Purchase Order or Change Order.

2.   Section 4(a) of the Agreement is replaced in its entirety by the following:

     Subject to Section 3, Seller shall ship in accordance with Seller's standard shipping practices all Products to Customer's designated representative at the designated delivery destination on or before the delivery date(s) specified in a Purchase Order. Seller shall ship complete Products to Laredo, Texas as specified by Customer in the Purchase Order or otherwise agreed in writing by Customer and Seller. If any Products require temporary warehousing in Laredo as a result of incomplete shipments, or by any direct or indirect acts or omissions attributable to Seller (i.e. documents incomplete or inaccurate), Seller shall bear all costs and expenses of such warehousing. Seller shall not be responsible for shipping Products into Mexico or for any compliance with Mexican import or customs requirements, other than those necessary for the Customer to import the Products

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     into Mexico, including documentation required by the North American Free
     Trade Agreement.

     [*]

3.   Section 4(d) of the Agreement is replaced in its entirety by the following:

     Title to and risk of loss or damage to Products sold by Seller to Customer hereunder shall pass to Customer upon delivery to Customer's representative at the delivery destination specified on the Purchase Order, except that with respect to Products which are warehoused pursuant to section 4(a) hereof as a result of incomplete shipment or documentation, title and risk of loss shall pass to Customer when the Products and related documentation are complete. Title to Software shall remain with Seller in all cases pursuant to the terms of the Software License attached as Exhibit D hereto.


4.  Section 5(a) of the Agreement is replaced in its entirety by the following:

     In the event that Customer orders installation and commissioning services by Seller, Seller shall install and commission each Product in accordance with a mutually agreed upon deployment schedule. Customer agrees to furnish reasonable access to the cell sites and the necessary resources to assist Seller during installation and optimization. Such deployment schedule shall be agreed to in writing by Seller and Customer.


5.   Section 5(b) of the Agreement is replaced in its entirety by the following:

     If Seller fails to complete installation and commissioning of a Product within the specified deadline (or any extension agreed to in writing by the parties), and such failure is due to delays or causes directly or indirectly attributable to Seller, then Seller will not charge Customer for the installation and commissioning of that Product at the designated site. In the event of any delay beyond the reasonable control of Seller, the date(s) of installation and commissioning shall be extended for as many days as are reasonably required due to the delay.

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6.   Section 5(c) is replaced in its entirety by the following:

     If requested by Customer, Seller will offer Product training courses at Seller's own expense in Mexico at least 3 times per quarter during the period September 1, 2000 to September 30, 2001. Each course will last no more than three days and will be for a minimum of five people and no more than ten people. The schedule will be mutually agreed by the parties. In addition, employees of Customer may train on an informal basis by observing and participating during installation and optimization of Products when such services are provided by Seller. Seller will provide at no cost to Customer one set of manuals and documentation with each Product.

7.   Section 6(a) of the Agreement is replaced in its entirety by the following:

     Customer has agreed to purchase an amount [*] of Products pursuant to the terms and conditions set forth in the "Whereas" clauses of this Agreement. For Products to be installed by Seller, Seller shall render invoices to Customer as follows: [*]

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8.   Section 6(b) of the Agreement is replaced in its entirety by the following:

     All invoices issued pursuant to Section 6(a) shall be computed on the basis of the prices set forth in Exhibit A [*] and shall separately identify categories of charges, including but not limited to quantities of Products, type of Services, total amounts for each item, shipping charges, applicable sales or use taxes and total amount due in U.S. dollars.

     For Products purchased pursuant to the terms and conditions set forth in the "Whereas" clauses of this Amendment, Customer shall promptly pay Seller the amount due on invoices within [*] of the date of invoice. For all Services purchased by Customer and performed by Seller in the year 2000 which are related to the Products purchased pursuant to the terms and conditions set forth in the "Whereas" clauses of this Amendment, and for which Customer has signed a Commissioning Certificate or an Engineering and Optimization Certificate, Seller shall invoice Customer [*]

9.   Section 6(c) is replaced in its entirety by the following:

     The prices specified in Exhibit A do not include any taxes. Customer shall pay all local and government sales, excise, or any other taxes, fees, duties, tariffs, or other governmental charges or customs processing fees which may be levied upon the use, sale, transfer of ownership, or installation of Product or Services purchased hereunder or the import, movement, delivery, possession of Products, including the replacement and repair of Products, excluding, however, any taxes on the income, business or licenses of Seller. Any such taxes or fees required to be paid or collected by Seller shall be added to the invoice as separate charges and paid by Customer to Seller unless Customer provides Seller with proof of exemption acceptable to the appropriate authority or in the event that Customer must withhold payment pursuant to the provisions of the Mexican Income Tax Law and/or the Treaty for Avoiding Double Taxation between Mexico and the United States (in which case Customer shall provide Seller with appropriate documentation so that Seller can claim any tax credit to which it may be entitled).


10.  Section 7(a) is replaced in its entirety by the following:

     Seller warrants the Products for a period of [*] ("Warranty Period"). During the Warranty Period, Seller warrants that (i) all Products furnished hereunder will be

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     free from defects in materials, workmanship and title; (ii) all Products as delivered and properly installed and operated will function as described in the user documentation and specifications provided by Seller; and (iii) the media on which the Software is contained will be free from defects in material and workmanship under normal use. THE WARRANTIES IN THIS
     AGREEMENT ARE GIVEN IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED
     WHICH ARE SPECIFICALLY EXCLUDED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.


11.  Section 7(b) is replaced in its entirety by the following:

     Customer and Seller shall handle all warranty claims in accordance with the procedures set forth in Exhibit C, the Product Maintenance Program. The actions taken by Seller under the Product Maintenance Program procedures shall be the full extent of Seller's liability and Customer's exclusive remedy with respect to a claim under this Section 7. The supplied
     Products provided hereunder by Seller to Customer (i) shall perform on and after January 1, 2000 in as good a manner as before such date, and (ii) shall at all times manage, manipulate and report data involving dates (including the year 2000, dates before and after the year 2000, and single-century and multi-century formulas) without generating incorrect values or dates or causing an abnormally-ending scenario within an application without generating incorrect values or dates or causing an abnormally-ending scenario within an application. Notwithstanding the above, Seller shall be liable to Customer for warranty claims under this Section up to an amount equal to the Purchase Order.

12.  Section 8(a) is replaced in its entirety by the following:

     Seller shall indemnify and hold harmless Customer against any and all liabilities, losses, costs, damages and expenses, including reasonable attorney's fees, associated with any claim or action for actual or alleged infringement by any Product or Software supplied in accordance with this Agreement of any patent, trademark, copyright, trade secret or other intellectual property right incurred by Customer as a result of Customer's use of such Products or Software in accordance with this Agreement provided that (i) Customer promptly notifies Seller in writing of the claim; (ii) Customer gives Seller full opportunity and authority to assume sole control of the defense and all related settlement negotiations; and (iii) Customer gives Seller information and assistance for the defense (Customer will be reimbursed for reasonable costs and expenses incurred in rendering such assistance, against receipt of invoices therefor) and (iv) such claim or action for actual or alleged infringement is being pursued or carried out by third parties with whom Seller, its parent, branches, subsidiaries, affiliates or any entity over which Seller has control, directly or indirectly, has any contractual relationship of any type. Seller shall indemnify and hold harmless Customer from

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     all payments, which by judgments in such claims, may be assessed against
     Customer on account of such alleged infringement and shall pay resulting settlements, costs and damages finally awarded against Customer by a court of law, arbitration or other adjudication of the claim.


13.  Section 8(c) is replaced in its entirety by the following:

     Seller shall have no obligation to Customer with respect to any claim of patent or copyright infringement which is based upon (i) adherence to specifications, designs or instructions furnished by Customer; (ii) the combination, operation or use of any Products supplied hereunder with products, software or data with which the Products are not intended to be used or for which the Products are not designed; (iii) the alteration of the Products or modification of any Software made by any party other than Seller; or (iv) the Customer's use of a release of some or all of the Software if infringement would have been avoided by the use of a subsequent unaltered release of the Software that is provided to the Customer.


14.  Section 9(a) is replaced in its entirety by the following:

     Seller shall indemnify Customer, its employees and directors, and each of them, against any loss, damage, claim, or liability, arising out of, as a result of, or in connection with the use of the Product in accordance with this Agreement or the acts or omissions, negligent or otherwise, of Seller in the performance of this Agreement, or a contractor or an agent of Seller or an employee of anyone of them, except where such loss, damage, claim, or liability arises from the gross negligence or willful misconduct of Customer, agents or its employees. Seller shall, at its own expense, defend any suit asserting a claim for any loss, damage or liability specified above, and Seller shall pay any costs, expenses and attorneys' fees that may be incurred by Customer in connection with any such claim or suit or in enforcing the indemnity granted above, provided that Seller is given (i) prompt notice of any such claim or suit and (ii) full opportunity to assume control of the defense or settlement.

15.  Section 9(b) is replaced in its entirety by the following:

     Except with respect to claims pursuant to Section 8(a) of this Agreement, in no event will either party be liable under this Agreement for (i) the cost of substitute procurement, special, indirect, incidental, or consequential damages, or (ii) any damages resulting from the loss of use or profits arising out of or in connection with this Agreement, the furnishing of Services, or the use or performance of Products even if informed of the possibility of such damages. Except for damages resulting from bodily injury or death to persons, and claims arising under Section 8(a) of this Agreement, in no event will Seller's total liability for (i) any damages in any action based on or arising out of or in connection with this Agreement exceed the total amount paid to Seller for such Products under this Agreement, or

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     (ii) claims based upon Seller's obligations for Services exceed the total amount paid to Seller for such Services.

16.  Section 11(a) is replaced in its entirety by the following:

     Any assignment by either party to this Agreement or any other interest hereunder without the other party's prior written consent, shall be void, except assignment to a parent company, subsidiary or person or entity who acquires all or substantially all of the assets, business or stock of either party, whether by sale, merger or otherwise provided that the assignee undertakes in writing to be obliged by the provisions of the Agreement, as amended.

17.  Section 12 is amended as follows:

     "....To Customer: Grupo Iusacell Celular S.A de C.V.... Attn: Henry
     Ruiz..."

18.  Section 14(c) is replaced in its entirety by the following:

     When Customer imports the Products into Mexico, Customer shall comply with all importation formalities and obtain any customs or regulatory permits required to import the Products into Mexico, including but not limited to NOM certificates issued by the Mexican Government through the Mexican Ministry of Commerce and Industrial Development relating to the compliance with electrical safety standards (NOM certificate). Seller agrees to indemnify Customer, its employees and directors, and each of them, against any loss, damage, claim or liability arising out of or as a result of, or in connection with the issuance of the NOM certificate to, and the holding or maintenance of the NOM certificate by, Customer except where such loss, damage, claim or liability arises from the gross negligence or willful misconduct of Customer, its agents or employees. Seller shall, at its own expense, defend any suit asserting a claim for any loss, damage or liability specified above, and Seller shall pay any costs, expenses and attorney's fees that may be incurred by Customer in connection with any such claim or suit or in enforcing the indemnity granted above, provided that Seller is given (i) prompt notice of any such claim or suit and (ii) full opportunity to assume control of the defense or settlement.

     In addition, Seller shall be responsible for maintaining the Products'compliance with applicable NOM standards and for conducting additional testing if needed to maintain the NOM certificate. Customer and Seller agree that the NOM certificate shall only be issued by Customer as the importer of Products for its own use, and that Seller shall not rely on the NOM certificate issued to Customer for importation on behalf of Seller or any other purchaser of the Products in Mexico.

19.  Section 15 is replaced in its entirety by the following:

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     Except for payment of moneys due, neither party shall be liable for delays in delivery or performance or for failure to manufacture, deliver or perform resulting from acts beyond the reasonable control of the party responsible for performance. Such acts shall include, but not be limited to (a) acts of God, acts of a public enemy, acts or failures to act by the other party, acts of civil or military authority, governmental priorities, strikes or other labor disturbances, hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, riots, and loss or damage to goods in transit; (b) as a result of the foregoing events in subsection (a), the inability to obtain necessary products, components, services or facilities on account of causes beyond the reasonable control of the delayed party or its suppliers; or (c) delay in obtaining or the failure to obtain the necessary customs clearances, equipment authorizations, licenses, permits, governmental approvals and any other documentation required for the delivery, installation and operation of the Products at the Sites, including visas and work permits for Seller's personnel. In the event of any such delay, the date(s) of delivery or performance shall be extended for as many days are reasonably required due to the delay. If such delay continues for forty-five (45) days, either party may terminate the Purchase Order affected by the event by providing written notice. Notwithstanding the above, if the force majeure event could have been avoided by the prompt fulfillment of the obligations of the parties, it will not be considered as an event of force majeure.

20.  Section 16(b) is amended as follows:

     "Any dispute, controversy or claim arising out of or in connection with this Agreement, as amended, shall first be settled by non-binding mediation to be conducted in English by a mutually agreed non-affiliated neutral party. This mediation process shall commence within the next ten (10) days following the notification of the claim and shall be completed within the twenty (20) days following the notification of the claim. In the event mediation is unsuccessful or is not carried out for any reason within the above-referred time limits, the matter shall be finally settled by binding arbitration in New York, New York, under the rules of the International Chamber of Commerce in effect at the time of the arbitration to be conducted in English. The arbitration decision shall be final and binding upon the parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the above, regarding intellectual property claims, Metawave reserves the right to initiate and conduct litigation proceedings in any court it deems appropriate.

21.  A new Section 20 is added to the Agreement as follows:

  SECTION 20. ADDITIONAL OBLIGATIONS OF SELLER

     a.   Seller shall [*]

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     b.   Seller shall [*]

          1. [*] to coordinate all RF activities relating to Customer's Products, make recommendations to Customer for current and future Product applications and manage technical issues arising from Product installations and optimizations. This [*] may be extended by mutual agreement of the parties.

          2. [*] to develop RF plans, perform initial optimization on Products after installation and perform the initial and ongoing evaluation of Product performance statistics.

          3. [*] to coordinate all logistics, including shipping, installing and optimizing Customer's Products.

          4. [*] to perform routine maintenance on Customer's Products and perform troubleshooting functions. These engineers will be dedicated to working [*] on Customer's Products and will be charged to Customer pursuant to [*]. Such services will be invoiced upon completion of the services and shall be payable within [*] days of the date of invoice.

     c. Seller may use the above personnel (except for the maintenance engineers whose time is charged to customers) on other non-Customer projects provided that such redeployment does not affect service quality to Customer.

     d. [*] Seller shall provide Customer with a written procedure for submitting, tracing and resolving technical Product problems, including Product modifications and bug fixes. Such procedures shall include an escalation procedure.

     e. Seller agrees to discuss with Customer the possibility of Seller providing turnkey services to Customer which would include site preparation, RF engineering services and antenna installation. Such services, if offered, would be invoiced upon completion of the services and be payable within [*] of the date of invoice.

     f. Seller will provide a monitoring and alarm facility within Customer's network operations center (NOC) for all Products that have SiteNet installed and operational at a price to be mutually agreed by the parties.

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22.  Exhibit A of the Agreement is amended as follows:

     [*]

23.  All other terms and conditions of the Agreement remain the same.


Metawave Communications Corporation         Grupo Iusacell Celular S.A. de C.V.

By: /s/ Richard Henderson                   By: /s/ Henry Ruiz
   --------------------------------            ---------------------------------

Name: Richard Henderson                     Name: Henry Ruiz

Title: VP, Sales and Marketing              Title: VP, Network Operations

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